Exhibit 16(c)(iv)
– Preliminary Working Draft – – Highly Confidential – August 2024 Project Mangrove Confidential Follow Up Materials Prepared for the Special Committee of the Board of Directors For Reference Purposes Only

– Preliminary Working Draft – – Highly Confidential – 1 Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Mangrove in connection with its evaluation of a proposed sale of Mangrove and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Mangrove and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Mangrove. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mangrove or any other entity, or concerning the solvency or fair value of Mangrove or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Mangrove as to the future financial performance of Mangrove, and at your direction Centerview has relied upon such forecasts, as provided by Mangrove’s management, with respect to Mangrove. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Mangrove. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Mangrove (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Mangrove or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

– Preliminary Working Draft – – Highly Confidential – 2 Analysis at Various Prices Source: Mangrove Management Plan, public filings and FactSet as of 8/6/2024. Note: U.S. dollars in millions, except per share amounts. (1) Current as of the unaffected date of 5/2/2024. (2) Total Enterprise Value less 4.9x 2024E Legacy EBITDA of $276mm. Unaff. Share Price Metric $3.79 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 $10.00 Implied Premium / Discount Unaffected Share Price $3.79 0% +6% +32% +58% +85% +111% +137% +164% Current Share Price $5.08 (25%) (21%) (2%) +18% +38% +57% +77% +97% 30-Day VWAP(1) $3.59 +6% +12% +39% +67% +95% +123% +151% +179% 60-Day VWAP(1) $3.52 +8% +14% +42% +70% +99% +127% +156% +184% 52-Week High(1) $11.32 (67%) (65%) (56%) (47%) (38%) (29%) (20%) (12%) Diluted Shares Outstanding 86.4 86.4 86.4 86.4 86.4 86.4 86.4 86.4 Equity Value $327 $345 $432 $518 $605 $691 $777 $864 (+) Net Debt 954 954 954 954 954 954 954 954 Total Enterprise Value $1,282 $1,300 $1,386 $1,472 $1,559 $1,645 $1,731 $1,818 WholeCo Implied Valuation EV / 2024E EBITDA $260 4.9x 5.0x 5.3x 5.7x 6.0x 6.3x 6.7x 7.0x EV / 2025E EBITDA $289 4.4x 4.5x 4.8x 5.1x 5.4x 5.7x 6.0x 6.3x EV / 2024E Homes Passed 1.85 $693 $702 $749 $796 $843 $889 $936 $983 EV / 2024E Subscribers 0.46 $2,778 $2,817 $3,004 $3,191 $3,378 $3,566 $3,753 $3,940 Greenfield Implied Valuation Greenfield Enterprise Value(2) ($81) ($63) $23 $109 $196 $282 $368 $455 EV / 2024E Homes Passed 0.07 ($1,180) ($917) $334 $1,586 $2,837 $4,089 $5,340 $6,592 EV / 2025E Homes Passed 0.11 ($714) ($555) $202 $960 $1,717 $2,475 $3,232 $3,990 EV / 2024E Subscribers 0.01 ($5,734) ($4,457) $1,623 $7,704 $13,784 $19,865 $25,945 $32,025 EV / 2025E Subscribers 0.03 ($2,934) ($2,281) $831 $3,942 $7,053 $10,165 $13,276 $16,388 For Reference Purposes Only

– Preliminary Working Draft – – Highly Confidential – 3 Analysis at Various Prices – Greenfield Sensitivity (Continued) Legacy 2024E EBITDA $276 Legacy Multiple 4.9x Legacy EV $1,363 EV / 2024E Homes Passed 3,000 Greenfield Homes Passed 0.07 Greenfield EV $207 Total EV $1,570 (-) Net Debt (954) Equity Value $616 (/) DSO 86.4 Share Price $7.13 Representative Share Price Build Implied Share Price Legacy Multiple $7.13 4.5x 5.0x 5.5x 6.1x $2,000 $4.95 $6.55 $8.15 $10.18 $2,500 5.35 6.95 8.55 10.58 $3,000 5.75 7.35 8.95 10.98 $3,500 6.15 7.75 9.35 11.38 $4,000 6.55 8.15 9.75 11.78 EV / 2024E Homes Passed Source: Mangrove Management Plan, public filings and FactSet as of 8/6/2024. Note: U.S. dollars in millions, except per share amounts. For Reference Purposes Only

– Preliminary Working Draft –

For Reference Purposes Only

– Highly Confidential –

Selected Public Trading Statistics

Company	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology[1]	Broadband Penetration	'25E UFCF[2] % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
Comcast	$236.1	$152.7	+0.8%	31.5%	100%	51%	21.7%	6.2x	n.a.	n.a.
Charter Communications	157.8	57.9	(0.1%)	41.7%	100%	55%	19.0%	7.0x	2,731	4,957
Frontier	17.1	7.0	+2.4%	39.8%	27% / 73%	20%	(10.3%)	7.4x	1,848[3]	6,085[3]
Lumen	17.3	5.2	(2.2%)	32.5%	35% / 65%	12%	10.7%	4.3x	4,434[4]	17,431[4]
Cable One	4.5	2.3	(0.9%)	55.0%	100%	39%	34.6%	5.3x	1,610	4,554
Shentel	0.9	1.0	+19.7%[5]	29.4%	30% / 70%	33%[6]	(44.0%)	8.2x	1,752	5,643
Mean	**$72.3**	**$37.7**	**+3.3%**	**38.3%**		**35.0%**	**5.3%**	**6.4x**	**$2,475**	**$7,734**
Median	**$17.2**	**$6.1**	**+0.3%**	**36.1%**		**36.0%**	**14.8%**	**6.6x**	**$1,848**	**$5,643**

Memo: Mangrove Unaffected

	TEV	Market Cap.	'24E-'26E Sales CAGR	'25E EBITDA Margin	% B2C Customers by Technology[1]	Broadband Penetration	'25E UFCF[2] % Revenue	EV / NTM EBITDA	EV / Homes Passed	EV / Total Subscribers
Consensus[7]	$1.2	$0.3	(2.3%)	43.8%	6% / 94%	25%	8.4%	4.5x	$632	$2,499
Mgmt. Plan[8]			(3.5%)	45.0%			6.9%	4.5x		

Cable Fiber Copper

Source: Mangrove Management Plan and FactSet as of 8/6/2024.

Note: U.S. dollars in billions. Reflects calendarized financials. EBITDA unburdened by stock-based compensation. Financial estimates reflect mean broker estimates in USD per FactSet. EBITDA figures reflect EBITDA estimates in USD per FactSet. Assumes market value of debt as of 8/6/24 for Lumen.
(1) As of latest filing. (2) Unlevered free cash flow defined as EBITDA less capex. (3) Includes only Fiber enterprise value. Fiber LTM EBITDA disclosed as 65% of total EBITDA, which is used to calculate Copper EBITDA. Copper business valued at 5.0x LTM Copper EBITDA. (4) Represents Fiber metrics. (5) Reflects 2025E YoY growth due to lack of 2026E estimates. (6) Excluding RLEC. (7) Consensus estimates as of 5/2/24. Assumes DSO and balance sheet figures as of 6/30/24. (8) Based on Mangrove Management Plan received by Centerview on 8/2/2024.

Centerview Partners

4

– Preliminary Working Draft – – Highly Confidential – 5 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x 18.0x 20.0x May-19 Nov-19 May-20 Nov-20 May-21 Nov-21 May-22 Nov-22 May-23 Nov-23 May-24 Multiple Evolution Over Time EV / NTM EBITDA – Five Years to Unaffected Date 6.7x 11.8x 4.5x 6.7x Mangrove unaffected mult. (5/2/24) 13.6x 9.7x 5.1x Source: FactSet as of 8/6/2024. Note: Broadband peer median includes CABO, CHTR, CMCSA, FYBR, LUMN and SHEN. Mangrove unaffected date as of 5/2/24. Avg. EV / NTM EBITDA (to Unaffected) L5Y L2Y L1Y YTD Mangrove 6.6x 5.6x 4.7x 4.5x Broadband Median 8.9x 7.1x 7.0x 6.8x Mult. Prem / (Disc.) (2.4x) (1.5x) (2.4x) (2.4x) % Prem. / (Disc.) (26%) (21%) (34%) (35%) June 2021: Sale of Select Properties from WOW! to Astound and Atlantic Broadband November 2020: Sale of Astound to Stonepeak 12.5x 11.0x 2.74% 4.28% Mangrove Broadband Peers S&P 500 20-Year Treasury R 2 vs. 20-Year Treasury R 2 Mangrove 37.4% Broadband 83.5% For Reference Purposes Only

– Preliminary Working Draft – – Highly Confidential – 6 $3.04 $2.59 $3.31 $4.69 $8.51 $8.40 $9.76 $11.77 2024E 2025E 2026E 2027E Illustrative Future Share Price Analysis Future Value of Implied Share Price @ 4.5x – 6.1x NTM EBITDA Source: Mangrove Management Plan and FactSet as of 8/6/2024. Note: U.S. dollars in millions, except per share amounts. Assumes valuation date of 6/30/24. Implied Present Value of Future Share Price @ 15.1% Cost of Equity Present Value of Share Price of 4.5x Present Value of Share Price at 6.1x $2.25 $2.50 $3.07 $7.29 $7.36 $7.71 Memo: NTM EBITDA $307 $341 $374 $2.93 $8.22 $289 For Reference Purposes Only